UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

PART I

NOTIFICATION

This Form 1-K is to provide an [X] Annual Report OR [  ] Special Financial Report

for the fiscal year ended 12/31/19

ACQUSALUT INC.
Exact name of issuer as specified in the issuer’s charter

Florida

Jurisdiction of incorporation/organization

7135 Collins Ave No. 624

Miami Beach, FL 33141

Address of principal executive offices

305-865-8193

Telephone number

Common Stock

Title of each class of securities issued pursuant to Regulation A

Common Stock, par value $0.0001

Summary Information Regarding Prior Offerings and Proceeds

The following information must be provided for any Regulation A offering that has terminated or completed prior to the filing of this Form 1-K, unless such information has been previously reported in a manner permissible under Rule 257. If such information has been previously reported, check this box [  ] and leave the rest of Part I blank.

On November 5, 2019 Security and Exchange Commission made a prospectus we filed under Regulation A effective for us to sell 100 million shares at $0.20 per share. We received the State of Florida effectiveness on February 3, 2020. However, we have not sold any shares from this offering due to coronavirus breakout that began in March 2020. As of now we are on hold as to decide the direction to take due to this virus.

BUSINESS

Overview

Acqusalut Inc. ("the Company," “we,” “us”), was incorporated on April 2, 2019 and had no revenues from operations and had set up expenses so far, that were paid from the cash contributions of the founders,  and we cannot begin any operations until we raise enough funds through this offering. When we began our company our objective was to set up small open-fronted cubicles that are known as Kiosk shops to sell certain branded name products to the public, but at a Board of Directors meeting held on August 19, 2019 we changed our objective to doing live entertainment projects including music festivals. We were planning to do a small live entertainment event in Miami Beach, in early 2020 but had to cancel due to coronavirus breakout. Currently we are not certain as to when we can do any live events and thus the Board at a meeting held on May 15, 2020 passed a resolution to sign a Letter of Intent (“LOI”) with a biotech company for a possible merger and change the direction of the company one more time. On May 30th, 2020, we signed a LOI with XEME Biopharma Inc., a corporation incorporated in the State of Delaware and doing business in New Jersey with the intention of signing a share exchange agreement as soon as the audits of both companies are completed. However, until a share exchange agreement is signed, we consider our company to be a live entertainment company.

The Industry

Live entertainment events have been taking the world by storm for decades. The first major festival most probably was the Monterey Pop Festival, a three-day major rock festival that took place in 1967 and served as a template for many festivals came after it, including Woodstock. Now, music festivals around the world host millions of visitors each year, and people come from all over the world to see some of the biggest names in the music industry. There are hundreds of music festivals that host major artists each year, but here are just a few of the best and the biggest music festivals in the world today on various continents. At this moment we are waiting to see how this trend will alter due to corona virus situation.

Strategy

In the event corona virus situation changes and having live entertainment events become the norm in society then we plan to hold a few small entertainment events. Our strategy is to sell major and minor sponsorships to various enterprises, sell advertising creating a souvenir about the business and sell tickets to the event to cover the cost and make profits for the company.

PROPERTY

The Company’s office space for its principal corporate office located at 7135 Collins Ave No. 624, Miami Beach FL 33141 is provided by Chief Executive Officer at no charge.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this report. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Results of Operations of the Company Ended December 31, 2019

The Company had no revenue for the period April 2, 2019 inception date to December 31, 2019. Total operating expenses and loss from operations was $10,187 and the net loss for the same period was $10,531.

Liquidity and Capital Resources of the Company

We are a start-up company and have serious doubts as a going concern. Our ability to succeed in the market will greatly depend on our ability to secure investment funding through the sale of securities. We intend to use proceeds of the sale of securities to increase our market presence through advertising and hiring key staff members that will assist us in forming strategic partnerships. At the period end the company had $29,357 cash on hand. We intend to raise the funds necessary through security sales and not undertake additional loans.

MANAGEMENT

Name

Position

Age

Start Date

I Andrew Weeraratne

CEO

 70

4/2/19

Kazuko Kusunoki

VP-Administration

 54

4/2/19

Andrew Weeraratne has managed his own Certified Public Accounting firm for 12 years and worked over 20 years as a CFO for both private and public companies. He has been working as the CEO of public companies since 2013. He also has taken a few companies public and successfully merging them with private companies. Kazuko Kusunoki has experience in handling all filing and other administration work of public companies for 7 years. She currently works also for a Japanese company that translates various research reports of major public companies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of  December 31, 2019 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Name	Number of Shares of Class A Common Stock Beneficially Owned	Percent of Class A Common Stock Owned	Number of Shares of Class B Common Stock Beneficially Owned	Percent of Class B Common Stock Owned	Voting Control by Officers & Directors	Percent of Voting Control by Officers & Directors
Officers and Directors

I. Andrew Weeraratne Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer	0	0%	11,000,000	100%	110,000,000	96.38%

Eugene Nichols Director	100,000	2.42%			100,000	0.09%

Goran Antic Director	100,000	2.42%			100,000	0.09%

All Directors and Officers as a Group (3 persons)	200,000	4.84%	11,000,000	100%	110,200,000	96.56%

5% Holders NONE

All Directors, Officers and 5% Holders as a Group (3 persons)	200,000	4.84%	11,000,000	100%	110,200,000	96.56%

Shares issued are founder shares that were issued upon conception of the company on April 2, 2019.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

FINANCIAL STATEMENTS

As of December 31, 2019, and

for the period April 2, 2019 (date of formation) to December 31, 2019

Table of Contents

Page

Report of Independent Registered Public Accounting Firm

   F-2

Financial Statements

Balance Sheet

F-3

Statement of Operations

F-4

Statement of Stockholders’ Equity

F-5

Statement of Cash Flows

F-6

Notes to Financial Statements

F-7

200 Sandpointe Avenue, Suite 560

Santa Ana, CA 92707

(949) 326-CPAS (2727)

www.bkcpagroup.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Acqusalut, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Acqusalut, Inc. (the “Company”) as of December 31, 2019, and the related statements of operations, stockholders’ equity, and cash flows for the period April 2, 2019 (date of formation) to December 31, 2019.  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period April 2, 2019 (date of formation) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Benjamin & Ko

Santa Ana, CA

June 29, 2020

ACQUSALUT INC.

BALANCE SHEET

As of December 31, 2019

Amount

ASSETS

Current Assets:
Cash	$ 29,357
Total current assets	29,357

Total assets	$ 29,357

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accrued interest	$ 258
Convertible debt - related party	20,000
Total current liabilities	20,258

Total liabilities	20,258

Commitments and Contingencies

Stockholders' Equity:
Class A Common stock, $0.0001 par value; 900,000,000 shares authorized, 4,130,000 shares issued and outstanding, respectively	413
Class B Common stock, $0.0001 par value; 70,000,000 shares authorized, 11,000,000 shares issued and outstanding, respectively	1,100
Additional paid-in capital	18,117
Accumulated deficit	(10,531)
Total stockholders' equity	9,099

Total liabilities and stockholders' equity	$ 29,357

See accompanying notes to financial statements.

ACQUSALUT INC.

STATEMENT OF OPERATIONS

April 2, 2019 (date of formation) to December 31, 2019

Amount

Net revenue	$ -

Cost of goods sold	-

Gross profit	-

Operating expenses:
General and administrative	3,007
Professional fees	7,180
Total operating expenses	10,187

Loss from operations	10,187

Other income (expense):
Interest expense	(344)
Total other expense, net	(344)

Loss before provision for income taxes	10,531

Income tax provision	-

Net loss	$ (10,531)

See accompanying notes to financial statements.

ACQUSALUT INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount

Balances - April 2, 2019	-	$ -	-	$ -	$ -	$ -	$ -
(date of formation)

Issuance of stock for cash	3,930,000	393	11,000,000	1,100	16,137	-	17,630

Issuance of stock as fees	200,000	20	-	-	1,980	-	2,000

Net loss	-	-	-	-	-	(10,531)	(10,531)

Balances - December 31, 2019	4,130,000	$ 413	11,000,000	$ 1,100	$ 18,117	$ (10,531)	$ 9,099

See accompanying notes to financial statements.

ACQUSALUT INC.

STATEMENT OF CASH FLOWS

April 2, 2019 (date of formation) to December 31, 2019

Amount

Cash flows from operating activities:
Net loss	$ (10,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation expense	2,000

Changes in assets and liabilities:
Accounts payable	-
Accrued interest	258
Net cash used in operating activities	(8,273)

Cash flows from financing activities:
Borrowings on note payables - related parties	30,000
Repayments from convertible debt - related parties	(10,000)
Proceeds from issuance of common stock	17,630
Net cash provided by financing activities	37,630

Net increase in cash	29,357

Cash – beginning of period	-

Cash – end of period	$ 29,357

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$ 133
Income taxes	$ -

See accompanying notes to financial statements.

ACQUSALUT INC.

Notes to Financial Statements

1.

NATURE OF OPERATIONS

Acqusalut, Inc. (the “Company”) was incorporated on April 2, 2019 in the State of Florida. The Company started with the objective of setting up a chain of franchise kiosk shops that we planned to use to sell snacks and beverages. At a Board of Directors’ meeting held on August 19, 2019 the Board decided to change the objective of the Company to conduct live entertainment events.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United State of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

These accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and have been consistently applied in the preparing the Firm’s financial statements. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, which is based on the accrual method of accounting.

Going Concern

The financial statements has been prepared on the going concern basis which assumes the company and consolidated entity will have sufficient cash to pay its debts as and when they become payable for a period of at least 12 months from the date the financial report was authorized for issue.

The Company was set up on April 2, 2019 and has suffered losses from operations so far and currently has $29,357 in cash in bank and convertible debt of $20,000. The Company may not have any revenue until the Company raises funds from the current offering. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans to generate profits by doing some music concerts. However, the Company will need to raise the funds required to do so through sale of the securities or through loans from third parties. The Company does not have any commitments or arrangements from any person to provide us with any additional capital. If additional financing is not available when needed, the Company may need to cease operations. The Company may not be successful in raising the capital needed to expand or develop operations. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern. The accompanying financial statements have been prepared assuming the Company will continue as a going concern; no adjustments to the financial statements have been made to account for this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Related Party Policies

In accordance with FASB ASC 850 related parties are defined as either an executive, director or nominee, greater than 10% beneficial owner, or an immediate family member of any of the proceeding. Transactions with related parties are reviewed and approved by the directors of the Company, as per internal policies.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period of enactment. Deferred income tax expense represents the change during the year in the deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company filed its initial tax return for December 2019. Management believes that the Company’s income tax filing positions will be sustained on audit and does not anticipate any adjustments that will result in a material change. Therefore, no reserve for uncertain income tax positions has been recorded. The Company’s policy for recording interest and penalties, if any, associated with income tax examinations will be to record such items as a component of income taxes.

The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the year ended December 31, 2019.

Stock-based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally 0 to 5 years) using the straight-line method. Stock compensation to employees is accounted for under ASC 718 and stock compensation to non-employees is accounted for under 2018-07.

Earnings Per Share

The Company’s basic earnings per share (EPS) amounts have been computed based on the average number of shares of common stock outstanding for the period and include the effect of any participating securities as appropriate. Diluted EPS includes the effect of the Company’s outstanding stock options, restricted stock awards, restricted stock units and performance-based stock awards if the inclusion of these items is dilutive.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncement not yet effective

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020.  We are currently evaluating the potential impact this standard will have on our financial statements and related disclosures.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

Recent accounting pronouncement not yet effective (continued)

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.

This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. We are currently assessing the potential impact this standard will have on our financial statements and related disclosures.

3.

CONVERTIBLE DEBT – RELATED PARTY

The Company entered into the following convertible debt agreements with related parties:

•

April 4, 2019 ($10,000) – The Company entered into convertible debt for $10,000 in April 2019 bearing 8% interest per annum accrued to outstanding principal.   This convertible debt can convert to the Company’s common stock with conversion rate of $0.10 per share at its option at any time within 6 years from the issuance date.  The convertible debt of $10,000 was repaid to the Company in May 2019.

•

November 2, 2019 ($20,000) – The Company entered into convertible debt for $20,000 in November 2019 bearing 8% interest per annum accrued to outstanding principal until the date of the payment.   This convertible debt can convert to the Company’s common stock with conversion rate of $0.05 per share at its option at any time within 3 years the issuance date.

3.

CONVERTIBLE DEBT – RELATED PARTY (continued)

The Company had the following outstanding convertible debt:

April 2, 2019 (date of formation) to December 31, 2019	Amount

April 2019 ($10,000 convertible bond) - convertible bond with 8% interest per annum with unpaid principal balance and accrued interest payable until the payment date.	$ -

November 2019 ($20,000 convertible bond) - convertible bond with 8% interest per annum with unpaid principal balance and accrued interest payable until the payment date.	20,000

Total convertible bond	$ 20,000

Total interest expense was $344 for period April 2, 2019 (date of formation) to December 31, 2019.

4.

EQUITY

The Company has 1,000,000,000 authorized shares of capital stock, which consists of (i) 900,000,000 shares of Class A common stock, par value $0.0001 per share; (ii) 70,000,000 shares of Class B common stock, par value $0.0001 per share; and (iii) 30,000,000 shares of preferred stock, par value of $0.0001 per share.

The holders of Class A common stock shall be entitled to one vote per share and shall be entitled to dividends as shall be declared by our Board of Directors from time to time. Each share of Class B common stock shall entitle the holder thereof to 10 votes for each one vote per share of Class A common stock, and with respect to such vote, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together as a single class with holders of Class A common stock with respect to any question or matter upon which holders of Class A common stock have the right to vote. Class B common stock shall also entitle the holders thereof to vote as a separate class as set forth herein and as required by law. Holders of Class B common stock shall be entitled to dividends as shall be declared by our Board of Directors from time to time at the same rate per share as the Class A common stock. The holders of the Class B common stock shall have the right to convert each one of their shares to one share of Class A common stock automatically by surrendering the shares of Class B common stock to us.

The Company issued the following Class B common stock for period April 2, 2019 (date of formation) to December 31, 2019 and was outstanding as of December 31, 2019:

•

April 3, 2019 – The Company issued 11,000,000 Class B common stock for proceed of $1,100 from I Andrew Weeraratne (“AW”) Chief Executive Officer and the Chief Financial Officer of the Company.

4.

EQUITY (continued)

The Company issued the following Class B common stock for period April 2, 2019 (date of formation) to December 31, 2019:

•

April 4, 2019 (1,000,000 shares for proceed of $100) – The Company issued 1,000,000 shares to a convertible debt lender for proceed of $100.

•

April 4, 2019 (1,300,000 shares for proceed of $130) – The Company issued 1,300,000 shares to the Company’s board members (two new directors to the board).

•

April 9, 2019 (1,630,000 shares for proceed of $16,300) – The Company already issued 1,630,000 shares to various investors for proceeds of $16,300.

•

May 5, 2019 (200,000 shares for services) – The Company issued total of 200,000 shares to the Company’s legal counsel and consultant.

4.

EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.

The following table sets forth the computation of basic and diluted net income per common share:

April 2, 2019 (date of formation) to December 31, 2019	Amount

Net loss	$ (10,531)
Dividends	-
Stock option	-

Adjusted net income (loss) attribution to stockholders	$ (10,531)

Weighted-average shares of common stock outstanding
Basic and Diluted	11,191,644

Net income (loss) attribute to shareholders per share
Basic and Diluted	$ (0.00)

5.

INCOME TAX PROVISION

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the year ended December 31, 2019.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of deferred tax assets and liabilities are as follows:

Description	Rate

Statutory federal rate	21.00%
State income taxes net of federal income tax benefit and others	0.00%
Permanent differences for tax purposes and others	0.00%
Change in valuation allowance	-21.00%

Effective tax rate	0.00%

April 2, 2019 (date of formation) to December 31, 2019	Amount

Deferred tax assets:
Net Operating Loss	$ 10,531
Other temporary differences	-
Total deferred tax assets	2,212

Less: Valuation Allowance	(2,212)

Total deferred tax assets	$ -

At December 31, 2019, the Company had available net operating loss carryovers of approximately $10,531 Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and Florida and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by subject to Florida authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

6.

INCOME TAX PROVISION (continued)

At year ending December 31, 2019, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $10,531. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

7.

RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

•

Loans – On April 4, 2019, the Board approved to borrow $10,000 from a related company Mfusion Corp. at 6% annual interest to be accrued quarterly. This loan was structured as a convertible loan that Mfusion Corp. could convert to Class A common stock at $0.10 per share within 6 years from April 4, 2019. The Board also approved to sell 1,000,000 shares to Mfusion Corp. at the par value of $0.0001 per share for a total value of $100.00. This loan was paid back to Mfusion Corp. on May 15th 2019 with Mfusion Corp. board (which is the same as the Board of the Company) agreed to forego the interest payments due on the loan up to that day due to getting 1,000,000 shares at par value on April 4, 2019.

•

Others – The Company’s office space for its principal corporate office located at 7135 Collins Ave No. 624, Miami Beach FL 33141 is provided by Chief Executive Officer at no charge.

6.

COMMITMENTS AND CONTINGENCIES

Legal

The Company is subject to claims and contingencies related to lawsuits and other matters arising out to the normal course of business. Management believes the ultimate liabilities associated with such claims and contingencies, if any, is not likely to have material adverse effect on the financial position or results of the Company.

7.

SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2019 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2019 except for the following:

•

In April 2020, the Company issued convertible debt of $20,000 with the accrued interest of $796 was converted to the Company’s common stock and the Company issued 415,918 class A common shares.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on June 29, 2020

By: /S/ I Andrew Weeraratne

Name: I. Andrew Weeraratne

Title: Chief Executive Officer, Principal Accounting Officer

          Principal Financial Officer, Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities on June 29, 2020

By: /S/ I Andrew Weeraratne

Name: I. Andrew Weeraratne

Title: Chief Executive Officer, Principal Accounting Officer

          Principal Financial Officer, Director

By: /S/ Eugene Nichols

Name: Eugene Nichols

Title: Director

By: /S/ Goran Antic

Name: Goran Antic

Title: Director